PROTECTIVE LIFE CORPORATION
DEFERRED COMPENSATION PLAN

(Amended and Restated as of
January 1, 2019)

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Protective Life Corporation Deferred Compensation Plan

Article I1
Establishment and Purpose1
Article II    1
Definitions1
Article III5
Eligibility and Participation5
3.1Eligibility and Participation    6
3.2Duration    6
3.3Rehires    6
Article IV6
Deferrals6
4.1Deferral Elections, Generally.    6
4.2Timing Requirements for Compensation Deferral Agreements.    7
4.3Allocation of Deferrals.    9
4.4Deductions from Pay    9
4.5Vesting    9
4.6Cancellation of Deferrals    9
Article V10
Company Contributions10
5.1Contributions.    10
5.2Vesting    11
Article VI11
Payments from Accounts11
6.1General Rules    11
6.2Specified Date Accounts    11
6.3Termination Accounts.    11
6.4Death    12
6.5Disability    13
6.6Unforeseeable Emergency    13
6.7Administrative Cash-Out of Small Balances    13
6.8Acceleration of or Delay in Payments    13
6.9Rules Applicable to Installment Payments    13
6.10Modifications to Payment Schedules    14
Article VII14
Valuation of Account Balances; Investments14
7.1Valuation    14
7.2Earnings Credit    14
7.3Investment Options    14

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Page i

Protective Life Corporation Deferred Compensation Plan

7.4Investment Allocations    15
7.5Unallocated Deferrals and Accounts    15
7.6Valuations Final After 180 Days    15
Article VIII15
Administration15
8.1Plan Administration    15
8.2Administration Upon Change in Control    15
8.3Withholding    16
8.4Immunity from Liability    16
8.5Delegation of Authority    16
8.6Binding Decisions or Actions    16
Article IX16
Amendment and Termination16
9.1Amendment and Termination    16
9.2Amendments    16
9.3Termination    17
9.4Accounts Taxable Under Code Section 409A    17
Article X17
Informal Funding17
10.1General Assets    17
Article XI17
Claims17
11.1Filing a Claim    17
11.2Appeal of Denied Claims    19
11.3Claims Appeals Upon Change in Control    20
11.4Discretion of Appeals Committee    20
11.5Arbitration    20
Article XII21
Arbitration Agreement and Class Action Waiver    21
12.1Arbitration Agreement    21
12.2Class Action Waiver    23
Article XIII24
General Provisions    24
13.1Assignment    24
13.2No Legal or Equitable Rights or Interest    24
13.3No Employment Contract    25
13.4Notice    25

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Protective Life Corporation Deferred Compensation Plan

13.5Headings    25
13.6Invalid or Unenforceable Provisions    25
13.7Lost Participants or Beneficiaries    25
13.8Facility of Payment to a Minor    25
13.9Governing Law    26
13.10Compliance With Code Section 409A; No Guarantee    26

Exhibit A     Pre-2005 Plan Documents
Exhibit B    Participating Employers

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Page iii

Protective Life Corporation Deferred Compensation Plan

ARTICLE I
Establishment and Purpose
Protective Life Corporation (the “Company”) has adopted this Protective Life Corporation Deferred Compensation Plan, which subject to the following sentence and except as otherwise provided herein is applicable to all Compensation deferred under Compensation Deferral Agreements. Nothing in this Plan document is intended to modify the amount of deferrals, earnings or the time or form of payment under any other nonqualified deferred compensation plan. Amounts that were deferred and vested as of December 31, 2004 under the terms of the Protective Life Corporation Deferred Compensation Plan for Officers, effective as of November 4, 2002 and amended through October 3, 2004, including the Summary Plan Description for said plan (together, the “Pre-2005 Plan” and each attached hereto as Exhibit A), shall continue to be administered and paid under the terms of the Pre-2005 Plan.

The purpose of the Plan is to attract and retain Eligible Employees by providing them with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by each Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Participating Employer, as applicable. Unless the Company or other Affiliate determines to fund a benefit on behalf of Participating Employer, each Participating Employer shall be solely responsible for payment of the benefits attributable to services performed for it. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for Eligible Employees. Any amounts set aside to defray the liabilities assumed by the Company or an Participating Employer will remain the general assets of the Company or the Participating Employer and shall remain subject to the claims of the Company’s or the Participating Employer's creditors until such amounts are distributed to the Participants.

ARTICLE II
Definitions

2.1
Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.4    Appeals Committee. Appeals Committee shall be as defined in Section 11.2.

2.5
Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Section 6.4 hereof to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.

2.6
Board of Directors. Board of Directors means, for a Participating Employer organized as a corporation, its board of directors and for a Participating Employer organized as a limited liability company, its board of managers.

2.7	Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.8	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XI of this Plan.

2.9	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.10	Code Section 409A. Code Section 409A means Section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.11	Committee. Committee means the Company or a committee appointed by the Company to administer the Plan, which as of the Effective Date is the Compensation and Management Succession Committee.

2.12	Company. Company means Protective Life Corporation.

2.13
Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant’s Account(s) in accordance with the provisions of Article V of the Plan. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

2.14
Compensation. Compensation means a Participant’s salary, bonus, commission, and such other cash or equity-based compensation approved by the Committee as Compensation that may be deferred under Section 4.2 of this Plan, excluding any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A and excluding any compensation that is not U.S. source income.

2.15	Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each

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component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts.

2.16
Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

2.17	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VII.

2.18	Effective Date. Effective Date means the amended and restated effective date of January 1, 2019. The original effective date of the Plan was November 4, 2002.

2.19
Eligible Employee. Eligible Employee means an Employee who is a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA or an independent contractor who has been notified during an applicable enrollment of his or her status as an Eligible Employee. The Committee has the discretion to determine which Employees and independent contractors are Eligible Employees for each enrollment.

2.20	Employee. Employee means a common-law employee of an Employer.

2.21	Employer. Employer means the Company and each Affiliate.

2.22	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.23	Participant. Participant means an individual described in Article III.

2.24
Participating Employer. Participating Employer means the Company and each Affiliate who has adopted the Plan with the consent of the Company. Each Participating Employer shall be identified on Exhibit B attached hereto.

2.25	Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.26
Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established.

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Performance-Based Compensation shall not include any Compensation actually paid upon the Participant’s death without regard to the satisfaction of the performance criteria.

2.27
Plan. Plan means this “Protective Life Corporation Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter (previously known as the “Protective Life Corporation Deferred Compensation Plan for Officers”). However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.28	Plan Year. Plan Year means January 1 through December 31.

2.29	Separation from Service or Separates from Service. Separation from Service or Separates from Service means an Employee’s termination of employment with the Employer and all Affiliates.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.

If a Participant ceases to provide services as an Employee and begins providing services as an independent contractor for the Employer, a Separation from Service shall occur only if the parties anticipate that the level of services to be provided as an independent contractor are such that a Separation from Service would have occurred if the Employee had continued to provide services at that level as an Employee. If, in accordance with the preceding sentence, no Separation from Service occurs as of the date the individual’s employment status changes, a Separation from Service shall occur thereafter only upon the 12-month anniversary of the date all contracts with the Employer have expired, provided the Participant does not perform services for the Employer during that time.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.21 of the Plan, except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treas. Reg. Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate

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of the Company under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

2.30
Specified Date Account. Specified Date Account means an Account established by the Committee to record the amounts payable in a future year as specified in the Participant’s Compensation Deferral Agreement. The Committee may limit the number of Specified Date Accounts that may be maintained at any one time by a Participant, as set forth in the Plan’s enrollment materials.

2.31	Substantial Risk of Forfeiture. Substantial Risk of Forfeiture has the meaning specified in Treas. Reg. Section 1.409A-1(d).

2.32	Supplemental Matching Contributions. Supplemental Matching Contributions means matching contributions made pursuant to Section 5.1(a).

2.33
Termination Account. Termination Account means an Account established by the Committee to record (i) Company Contributions and (ii) Deferrals allocated to such Account by the Participant in accordance with a Participant’s Compensation Deferral Agreement, which Account is payable upon the Participant’s Separation from Service as set forth in Section 6.3. The Committee may limit the number of Termination Accounts that may be maintained at any one time by a Participant, as set forth in the Plan’s enrollment materials.

2.34
Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); unreimbursed medical expenses; imminent eviction from or foreclosure on the Participant’s primary residence; payment of funeral or burial expenses of the Participant’s spouse, the Participant’s dependent, or a Beneficiary; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A determination of Unforeseeable Emergency and payment relating thereto will be determined in accordance with Treas. Reg. Section 1.409A-3(i)(3). The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee. The Committee may establish procedures for the administration of Unforeseeable Emergencies.

2.35	Valuation Date. Valuation Date means each Business Day.

ARTICLE III

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Eligibility and Participation

3.1
Eligibility and Participation. All Eligible Employees may enroll in the Plan. Eligible Employees become Participants on the first to occur of (i) the date on which the first Compensation Deferral Agreement becomes irrevocable under Article IV, or (ii) the date Company Contributions are credited to an Account on behalf of such Eligible Employee.

3.2
Duration. Only Eligible Employees may submit Compensation Deferral Agreements during an enrollment and receive Company Contributions, if any, during the Plan Year. A Participant who is no longer an Eligible Employee but has not incurred a Separation from Service will not be allowed to submit Compensation Deferral Agreements but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0). All Participants, regardless of employment status, will continue to be credited with Earnings and during such time may continue to make allocation elections as provided in Section 7.4. An individual shall cease being a Participant in the Plan when his or her Account has been reduced to zero (0).

3.3
Rehires. An Eligible Employee who Separates from Service and who subsequently resumes performing services for an Employer in the same calendar year (regardless of eligibility) will have his or her Compensation Deferral Agreement for such year, if any, reinstated, but his or her eligibility to participate in the Plan in years subsequent to the year of rehire shall be governed by the provisions of Section 3.1.

ARTICLE IV
Deferrals

4.1	Deferral Elections, Generally.

(a)
A Participant may make an initial election to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. Unless an earlier date is specified in the Compensation Deferral Agreement, deferral elections with respect to a Compensation source (such as salary, bonus or other Compensation) become irrevocable on the latest date applicable to such Compensation source under Section 4.2.

(b)
A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation, or that is submitted by a Participant who Separates from Service prior to the latest date such agreement would become irrevocable under Code Section 409A, shall be considered null and void and shall not take effect with respect to such item of Compensation. The Committee may modify or revoke any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(c)	The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each

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such component. Effective with respect to Deferrals on and after January 1, 2019, unless otherwise specified by the Committee in the Compensation Deferral Agreement, (i) Participants may defer up to (75%) of their base compensation and up to (85%) of bonus, commissions, or other Compensation earned during a Plan Year and (ii) the minimum shall be (2%). For the deferral of certain awards, to the extent needed to comply with Code Section 409A, the amount eligible for deferral will be pro-rated if the Participant is or will become eligible for early or normal retirement (as defined in such award documents) within 13 months following the date of grant of said award. Additionally, the Committee may place limits on the amounts that may be deferred under this Plan, which limits may be different for different Participants.

(d)
Deferrals of cash Compensation shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Committee as necessary so as not to exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, required employee benefit deductions, deferrals to 401(k) plans and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

(e)
The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to a Termination Account or a Specified Date Account. If no designation is made, Deferrals shall be allocated to a Termination Account payable in a lump sum.

4.2    Timing Requirements for Compensation Deferral Agreements.

(a)
Initial Eligibility. Unless otherwise determined by the Committee, an Eligible Employee may defer his or her base salary, but no other components of Compensation earned in the first year of eligibility may be deferred. The Compensation Deferral Agreement must be filed within 30 days after attaining Eligible Employee status and becomes irrevocable not later than the 30th day.

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned after the date that the Compensation Deferral Agreement becomes irrevocable.

(b)
Prior Year Election. Except as otherwise provided in this Section 4.2, the Committee may permit an Eligible Employee to defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable with respect to such Compensation not later than the December 31 filing deadline.

(c)	Performance-Based Compensation. The Committee may permit an Eligible Employee to defer Compensation which qualifies as Performance-Based

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Compensation by filing a Compensation Deferral Agreement no later than the date that is six months before the end of the applicable performance period, provided that:

(i)
the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)	the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death prior to the satisfaction of the performance criteria, will be void unless it would be considered timely under another rule described in this Section.

(d)
Short-Term Deferrals. The Committee may permit Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. Section 1.409A-1(b)(4) to be deferred in accordance with the rules of Section 6.10, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 6.10(b) shall not apply to payments attributable to a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)). A Compensation Deferral Agreement submitted in accordance with this paragraph becomes irrevocable on the latest date it could be submitted under Section 6.10.

(e)
Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may permit an Eligible Employee to defer such Compensation by filing a Compensation Deferral Agreement on or before the 30th day after the legally binding right to the Compensation accrues, provided that the Compensation Deferral Agreement is submitted at least 12 months in advance of the earliest date on which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable not later than such 30th day. If the forfeiture condition applicable to the payment lapses before the end of such 12-month period as a result of the Participant’s death, the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

(f)
“Evergreen” Deferral Elections. The Committee, in its discretion, may provide that Compensation Deferral Agreements will continue in effect for subsequent years or performance periods by communicating that intention to Participants in writing prior to the date Compensation Deferral Agreements become irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be revoked or modified in writing prospectively by the Participant or the Committee with respect to Compensation for which such election remains revocable under this Section 4.2.

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A Compensation Deferral Agreement is deemed to be revoked for subsequent years if the Participant is not an Eligible Employee as of the last permissible date for making elections under this Section 4.2 or if the Compensation Deferral Agreement is cancelled in accordance with Section 4.6.

4.3
Allocation of Deferrals. A Compensation Deferral Agreement, with respect to each component of Compensation that is deferred, may allocate such Deferral to either a Termination Account or a Specified Date Account. The Committee may, in its discretion, establish in a written communication during enrollment, a minimum deferral period for the establishment of a Specified Date Account (for example, the second Plan Year following the year Compensation is first allocated to such Accounts) and the month in which Specified Date Accounts will be paid, which unless otherwise communicated in such written enrollment communication will be February. In the event a Participant’s Compensation Deferral Agreement allocates a component of Compensation to a Specified Date Account that commences payment in the year such Compensation is earned, the Compensation Deferral Agreement shall be deemed to allocate the Deferral to the Participant’s Specified Date Account having the next earliest payment year. If the Participant has no other Specified Date Accounts, the Committee will allocate the Deferral to a Termination Account payable in a lump sum. Unless otherwise determined by the Committee, any allocation to a Specified Date Account must commence payment before the Participant’s 70th birthday.

4.4
Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5
Vesting. Participant Deferrals of cash Compensation shall be 100% vested at all times. Deferrals of vesting awards of Compensation shall become vested in accordance with the provisions of the underlying award.

4.6
Cancellation of Deferrals. The Committee will cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency withdrawal under this Plan occurs and the immediately following Plan Year and (ii) for the balance of the Plan Year in which a hardship withdrawal from the Company’s or a Participating Employer’s 401(k) plan occurs and the immediately following Plan Year. The Committee may cancel a Participant’s Deferrals during a period of “disability” (as defined below), provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability. “Disability” means the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months.

ARTICLE V
Company Contributions

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5.1	Company Contributions. Company Contributions are credited to a Termination Account. If no form of payment is designated by the Participant, Company Contributions will be payable in a lump sum.

(a)
Supplemental Matching Contribution. “Supplemental” matching contributions (“Supplemental Matching Contribution(s)”) will be allocated by the Company to a Participant’s Termination Account, who (i) during all or a portion of a Plan Year, was eligible to participate in the Company’s 401(k) Plan and (ii) either (A) is employed by the Employer on the allocation date, which shall be no later than March 31 following the year that the services to which they are attributable are performed, or (B) who Separates from Service due to death or “disability” or while eligible for a Normal or Early Retirement Benefit under the Company’s qualified pension plan, in which case the allocation date shall be no later than the distribution date for such Termination Account, as specified in Sections 6.3 or 6.4, as applicable. For purposes of this Section, the term “disability” shall mean that the Participant satisfies the definition in Treas. Reg. Section 1.409A-3(i)(4) or has been determined to be totally disabled by the Social Security Administration. Such contributions and any related earnings will be 100% vested.

(b)	Supplemental Matching Contributions equal:

(i)	the lesser of:

a.
the matching contribution percentage, if any, set forth in the Company’s 401(k) Plan times the Participant’s gross cash compensation payable during the year, yet including deferrals under the Company’s 401(k) Plan, this Plan (other than any Supplemental Matching Contribution received during the Plan Year), and Code Section 125 and excluding any awards received under the Company’s Long-Term Incentive Plan during the Plan Year; and

b.
the total amount that the Participant deferred or contributed during the Plan Year under the Company’s 401(k) Plan and deferrals of base salary and cash bonus under this Plan, yet excluding any Supplemental Matching Contribution received during the Plan Year.

(ii)	minus: the actual matching contribution the Participant received under the Company’s 401(k) Plan for such Plan Year, as determined while applying the restrictions imposed by the Code.

(c)
Discretionary Contributions. A Participating Employer may, from time to time in its sole and absolute discretion, credit discretionary Company Contributions in the form of matching, profit sharing or other contributions to any Participant in any amount determined by the Participating Employer. Discretionary Company Contributions may be credited at the sole discretion of the Participating Employer and the fact that a discretionary Company Contribution is credited in one year shall

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not obligate the Participating Employer to continue to make such Company Contributions in subsequent years.

5.2
Vesting. Company Contributions vest according to the schedule specified by the Committee on or before the time the contributions are made. If no schedule is specified, Company Contributions are 100% vested. As stated in Section 5.1(a), Supplemental Matching Contributions are 100% vested.

ARTICLE VI
Payments from Accounts

6.1
General Rules. A Participant’s Accounts become payable upon the first to occur of the payment events applicable to such Account under (i) Sections 6.2 or 6.3 (as elected) and (ii) Sections 6.4 through 6.7.

Payment events and Payment Schedules elected by the Participant shall be set forth in a valid Compensation Deferral Agreement that establishes the Account to which such elections apply in accordance with Article IV or in a valid modification election applicable to such Account as described in Section 6.10. Payment amounts are based on Account Balances as of the last Valuation Date established by the Committee’s administrative practice.

6.2    Specified Date Accounts.

Commencement. As stated in Section 4.3, the Committee may, in its discretion, establish in a written communication during enrollment, the month in which Specified Date Accounts will be paid, which unless otherwise communicated in such written enrollment communication, (i) will be February of the year designated by the Participant and (ii) must be before the Participant’s 70th birthday. A Participant may not elect to change a Specified Date Account to a Termination Account once his or her election has become irrevocable.

Form of Payment. A Participant may elect to receive a Specified Date Account in either a lump sum or in annual installments up to 10 years. In the event no form of payment is elected or an invalid form of payment is elected, payment will be made in a lump sum.

The time and form of payment of Specified Date Accounts is unaffected by an earlier Separation from Service described in Section 6.3.

6.3
Termination Accounts. Upon a Participant’s Separation from Service other than death, the Participant is entitled to receive his or her vested Termination Accounts. A Participant’s election to receive his or her vested Termination Accounts at Separation from Service other than death may not be modified with respect to the time or the form of payment once it becomes irrevocable.

Commencement. Distribution of Termination Accounts shall be made:

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(a)	If the Participant’s Separation from Service occurred before December 10, 2010, on the twentieth business day after the date of the Participant’s Separation from Service; or

(b)
If the Participant’s Separation from Service occurred on or between December 10, 2010 and December 31, 2018, on the last business day of the calendar month next following the month in which the Participant has a Separation from Service.

(c)
If the Participant’s Separation from Service occurred on or after January 1, 2019, in the calendar month next following the month in which the Participant has a Separation from Service; provided, however, in the case of a Participant who Separates from Service due to “disability” (as defined in Section 5.1) or while eligible for a Normal or Early Retirement Benefit under the Company’s qualified pension plan and whose final Supplemental Matching Contribution allocation is not yet calculable, such Termination Account shall be distributed as soon as administratively practicable following such allocation in accordance with Code Section 409A, including but not limited to the provisions of Treas. Reg. Section 1.409A-3(d).

Form of Payment. A Participant may elect to receive a Termination Account in either a lump sum or in annual installments up to 10 years. In the event that no form of payment is elected or an invalid form of payment is elected, payment will be made in a lump sum. The form of payment for a Termination Account may not be modified after it becomes irrevocable.

Notwithstanding any other provision of this Plan, payment to a Participant who is a “specified employee” as defined in Code Section 409A(a)(2)(B) may not be made before the date that is six months after the date of the Separation from Service (or, if earlier, the date of death of the specified employee).

6.4
Death. Notwithstanding anything to the contrary in this Article VI, upon the death of the Participant (regardless of whether such Participant is an Employee at the time of death), all remaining vested Account Balances shall be paid to his or her Beneficiary in a single lump sum no later than December 31 of the calendar year following the year of the Participant’s death.

(a)
Designation of Beneficiary in General. The Participant shall designate a Beneficiary in the manner and on such terms and conditions as the Committee may prescribe. No such designation shall become effective unless filed with the Committee during the Participant’s lifetime. Any designation shall remain in effect until a new designation is filed with the Committee. A Participant may from time to time change his or her designated Beneficiary without the consent of a previously-designated Beneficiary by filing a new designation with the Committee.

(b)	No Beneficiary. If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the

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death of the Participant shall be paid to the duly appointed and currently acting personal representative of the Participant’s estate.

6.5
Disability. Notwithstanding anything herein to the contrary and except as provided under the Pre-2005 Plan, if prior to January 1, 2020, a Participant incurs a “Disability” as defined in the Protective Life Corporation Deferred Compensation Plan for Officers, effective as of August 1, 2016 (the “2016 Plan”), the terms of the 2016 Plan shall control and shall be supplemented by the Company’s stand-alone Claims Procedures for Top Hat ERISA Arrangements, effective as of April 1, 2018.

6.6
Unforeseeable Emergency. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Deferrals. If the emergency need cannot be relieved by cessation of Deferrals to the Plan, the Committee may approve an emergency payment therefrom not to exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be deducted pro rata based on account balance for Termination Accounts and Specified Date Accounts. Unforeseeable Emergency payments shall be paid in a single lump sum in the calendar month in which the Company makes such determination (or, if such determination is made after the twentieth day of a calendar month, in the following calendar month).

6.7
Administrative Cash-Out of Small Balances. Notwithstanding anything to the contrary in this Article VI, the Committee may at any time and without regard to whether a payment event has occurred, direct in writing an immediate lump sum payment of the Participant’s Accounts if the balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed in a lump sum at the same time.

6.8
Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article VI, the Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7), including, without limiting the foregoing, for purposes of preserving a deduction under Code Section 162(m).

6.9
Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, payments will be made beginning as of the payment commencement date for such installments and shall continue to be made in each subsequent payment period until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the last Valuation Date in the month preceding the month of payment and (b) equals the remaining number of installment payments. For purposes of

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Section 6.10, installment payments will be treated as a single form of payment. If an Account is payable in installments, the Account will continue to be credited with Earnings in accordance with Article VII hereof until the Account is completely distributed. Installment distributions will be paid on a pro rata basis from each investment option that the Participant has chosen pursuant to Section 7.4.

6.10
Modifications to Payment Schedules. A Participant may modify the Payment Schedule elected by him or her with respect to a Specified Date Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Section 6.10 and the Participant does not elect to change a Specified Date Account to a Termination Account.

(a)
Time of Election. The modification election must be submitted to the Committee not less than 12 months prior to the date payments would have commenced under the Payment Schedule in effect prior to modification (the “Prior Election”).

(b)
Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the Prior Election. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A. If the Participant modifies only the form, and not the commencement date for payment, payments shall commence on the fifth anniversary of the date payment would have commenced under the Prior Election.

(c)	Irrevocability; Effective Date. A modification election is irrevocable when filed and becomes effective 12 months after the filing date.

(d)
Effect on Accounts. An election to modify a Payment Schedule is specific to the Specified Date Account to which it applies, and shall not be construed to affect the Payment Schedules or payment events of any other Accounts.

ARTICLE VII
Valuation of Account Balances; Investments

7.1
Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Valuation of Accounts shall be performed under procedures approved by the Committee.

7.2
Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VII (“investment allocation”).

7.3	Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options

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from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

7.4
Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

7.5
Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

7.6
Valuations Final After 180 Days. The Participant shall have 180 days following the Valuation Date on which the Participant failed to receive the full amount of Earnings and to file a claim under Article XI for the correction of such error.

ARTICLE VIII
Administration

8.1
Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XI.

8.2
Administration Upon Change in Control. Upon a change in control (as defined below) affecting the Company, the Committee, as constituted immediately prior to such change in control, shall continue to act as the Committee. The Committee, by a vote of a majority of

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its members, shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee. For purposes of this Section 8.2, a “change in control” means a change in control as defined under Code Section 409A.

Upon such change in control, the Company may not remove the Committee or its members, unless a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement of the Committee.

The Participating Employers shall, with respect to the Committee identified under this Section: (i) pay all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individuals serving as Committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Committee’s duties hereunder, except with respect to matters resulting from the Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Committee on all matters related to the Plan, Participants, Beneficiaries and Accounts as the Committee may reasonably require

8.3
Withholding. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

8.4
Immunity from Liability. Neither the Company nor any person acting for the Company or the Committee in the administration of the Plan shall incur any liability for anything done or omitted to be done in administering the Plan or making any determination required by the Plan, except in the case of willful misconduct or gross negligence.

8.5
Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

8.6
Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE IX
Amendment and Termination

9.1
Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article IX. Each Participating Employer may also terminate its participation in the Plan.

9.2	Amendments. Subject to compliance with Code Section 409A, the Company may amend and/or restate the Plan at any time and for any reason, provided that no such action shall

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reduce the amounts credited to a Participant’s Accounts immediately prior to such action, or change the time, method, or manner in which the Participant’s Account is then being distributed. No amendment is needed to revise the list of Participating Employers set forth on Exhibit B attached hereto.

9.3
Termination. The Company may terminate or discontinue the Plan at any time, provided that no such action shall reduce the amounts credited to a Participant’s Accounts immediately prior to such action, or change the time, method or manner in which the Participant’s Account is then distributed.

9.4
Accounts Taxable Under Code Section 409A    . The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A. Neither the Company, nor any of its employees, officers, directors or agents, shall be liable for any taxes, interest or penalties that may arise in the event of a violation of Code Section 409A or otherwise.

ARTICLE X
Informal Funding

10.1
General Assets    . Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article X. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

ARTICLE XI
Claims

11.1
Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”). Notice of a claim for payments shall be delivered to the Committee within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and Code Section 409A, and if not paid, the Participant or Beneficiary must file a claim under this Article XI not later than 180 days after such latest date. If the Participant or Beneficiary fails to file a timely claim, the Participant forfeits any amounts to which he or she may have been entitled to receive under the claim.

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(a)
In General. Notice of a denial of benefits (other than claims based on disability) will be provided within 90 days of the Committee’s receipt of the Claimant's claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)
Disability Benefits. Notice of denial of claims based on disability will be provided within forty-five (45) days of the Committee’s receipt of the Claimant’s claim for disability benefits. If the Committee determines that it needs additional time to review the disability claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 45-day period. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Committee. In the event that a 30-day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(c)
Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). The notice of denial shall set forth the specific reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including the right to appeal the decision, the deadline by which such appeal must be filed and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on appeal and the specific date by which such a civil action must commence under Section 11.5.

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In the case of a complete or partial denial of a disability benefit claim, the notice shall provide such information and shall be communicated in the manner required under applicable Department of Labor regulations.

11.2
Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relating to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)
In General. Appeal of a denied benefits claim (other than a disability benefits claim) must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)
Disability Benefits. Appeal of a denied disability benefits claim must be filed in writing with the Appeals Committee no later than 180 days after receipt of the written notification of such claim denial. The review shall be conducted in accordance with applicable Department of Labor regulations. The Appeals Committee shall make its decision regarding the merits of the denied claim within 45 days following receipt of the appeal (or within 90 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special

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circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.

(c)
Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). Such notice shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA, following an adverse decision on review and the specific date by which such a civil action must commence under Section 11.5.

For the denial of a disability benefit, the notice will also include such additional information and be communicated in the manner required under applicable Department of Labor regulations.

11.3
Claims Appeals Upon Change in Control. Upon a change in control, the Appeals Committee, as constituted immediately prior to such change in control, shall continue to act as the Appeals Committee. The Company may not remove any member of the Appeals Committee, but may replace resigning members if 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement. For purposes of this Section 11.3, a “change in control” means a change in control as defined under Code Section 409A.

The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

Each Participating Employer shall, with respect to the Committee identified under this Section: (i) pay its proportionate share of all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

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11.4
Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

11.5	Arbitration.

(a)
Prior to Change in Control. If, prior to a change in control as defined in Section 11.3, any claim, dispute or controversy between a Participating Employer and a Participant or Beneficiary is not resolved through the claims procedure set forth in this Article XI, such claim, dispute or controversy shall be submitted to and resolved exclusively by expedited binding arbitration on an individual basis by a single arbitrator, as set forth in and governed by Article XII, rather than by a jury trial or Class Action. Arbitration cannot be commenced until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under Sections 11.1 and 11.2. No such arbitration may be brought more than twelve (12) months following the notice of denial of benefits under Section 11.2, in which case the conclusions reached by the Appeals Committee under Section 11.2 are final, binding, and conclusive. If no appeal is filed by the applicable appeals deadline under Section 11.2, no such arbitration may be brought more than twelve (12) months following the appeals deadline, in which case the conclusions reached by the Committee under Section 11.1 are final, binding, and conclusive.

(b)
Upon Change in Control. Upon a change in control as defined in Section 11.3, Section 11.5(a) shall not apply and any legal action initiated by a Participant or Beneficiary to enforce his or her rights under the Plan may be brought in any court of competent jurisdiction. Notwithstanding the Appeals Committee’s discretion under Sections 11.3 and 11.4, the court shall apply a de novo standard of review to any prior claims decision under Sections 11.1 through 11.3 or any other determination made by the Company, its Board of Directors, a Participating Employer, the Committee, or the Appeals Committee .

If the Participant or Beneficiary prevails in the legal proceeding brought under this section, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance and will be included in determining the Participating Employer’s trust funding obligation under Section 10.2.

ARTICLE XII
Arbitration Agreement and Class Action Waiver

12.1
Arbitration Agreement. Any claim, dispute or controversy arising out of or relating to this Plan, including but not limited to a claim for benefits under the Plan, brought by current or former Plan Participants or Beneficiaries shall be resolved by final and binding arbitration on an individual basis, rather than by a trial or Class Action. The right to have any such claim, dispute or controversy decided by a court, judge and/or jury is irrevocably waived.

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The Plan affects interstate commerce. This Arbitration Agreement (“Arbitration Agreement”) and the Class Action Waiver below (“Class Action Waiver”) (collectively, the “Arbitration Agreement and Class Action Waiver”) set forth the terms and conditions of this agreement to binding arbitration. Except as expressly stated herein and expressly excluding any issue related to the Class Action Waiver below, the arbitrator shall have exclusive authority to decide all issues related to the enforcement, applicability, scope, validity, and interpretation of this Arbitration Agreement, including but not limited to any unconscionability challenge or any other challenge that the Arbitration Agreement is void, voidable or otherwise invalid. Notwithstanding this Arbitration Agreement, remedies may be sought in small claims court on an individual basis to resolve any claim, dispute or controversy that is within the jurisdiction of the small claims court.
All issues relating to the Arbitration Agreement and Class Action Waiver, including their enforcement, applicability, scope, validity, interpretation, and implementation, will be determined pursuant to federal substantive law and the substantive and procedural provisions of the Federal Arbitration Act, 9 U.S.C. §§1-16. If federal substantive law holds that state law should apply to any issue relating to the Arbitration Agreement and Class Action Waiver, then to the extent not preempted by ERISA, the law of the State of Delaware shall govern. This Arbitration Agreement and Class Action Waiver survives: (1) the termination of the Plan; (2) the termination of the Participant’s participation in the Plan; and (3) the termination of the Participant’s employment.

Arbitration shall be conducted pursuant to the Federal Arbitration Act, 9 U.S.C. §§1-16, and in accordance with the following procedures:

The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or a recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either JAMS, the American Arbitration Association (“AAA”) or the Federal Mediation and Conciliation Service. If, within three Business Days of the parties’ receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after

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consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

In any arbitration hereunder, the Participating Employer shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he/she/it wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.

The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, former Participant, former Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

If any of the provisions of this Arbitration Agreement are determined to be unlawful or otherwise unenforceable, such provision shall be severed and such determination shall not affect the validity of the remainder of this Arbitration Agreement. The remainder of this Arbitration Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all individual (not Class Action) conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Arbitration Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

12.2
Class Action Waiver. All claims arising out of or related to the Plan, including but not limited to any claims for benefits under the Plan, shall be brought in an individual capacity, and not as a plaintiff or class member in any purported class action, collective action, representative action, mass action, private attorney general action or action on behalf of the general public (all such actions are each referred to as a “Class Action”). The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.

NO CLAIM ARISING OUT OF OR RELATED TO THE PLAN WILL BE ARBITRATED ON A CLASS ACTION BASIS. The right or ability to bring, assert, maintain, or participate in any Class Action in court, arbitration, or any other forum is expressly waived. The

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arbitrator may not consolidate more than one person or entity’s claims, and may not otherwise preside over any Class Action. The enforcement, applicability, scope, validity, and/or interpretation of this Class Action Waiver shall be decided by a court of competent jurisdiction and not by an arbitrator. If this Class Action Waiver is ruled unenforceable or is interpreted not to prevent a Class Action as to a particular claim, then the Arbitration Agreement is null and void as to that claim only, and such claim shall proceed in a court of law and not in arbitration, but, if the claim arises from or is related to a claim for benefits under Article XI, then it shall proceed in a court of law only after the administrative review process set forth in Article XI is concluded. If an arbitrator renders a decision regarding the enforceability, applicability, scope, validity, and/or interpretation of this Class Action Waiver, or determines that a Class Action may proceed in arbitration, then (1) the arbitrator has exceeded his powers, pursuant to 9 U.S.C. §10 of the Federal Arbitration Act, by taking such action; (2) any party may seek immediate review of that decision by a court of competent jurisdiction; and (3) a court of competent jurisdiction shall apply a “de novo” standard of review of that decision if such standard of review is allowed by the common law or statutes of that state. Any Beneficiary seeking the benefits of this Plan shall be bound by the Arbitration Agreement and Class Action Waiver in this Plan.

If any of the provisions of this Class Action Waiver are determined to be unlawful or otherwise unenforceable, in the whole part, such provision shall be severed and such determination shall not affect the validity of the remainder of this Class Action Waiver; provided, however that the remainder of this Class Action Waiver shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all individual (not Class Action) conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If any provision in the Class Action Waiver above is found to be unlawful or otherwise unenforceable such that the arbitration of a Class Action would be allowed as to any claim(s), then the Arbitration Agreement is null, void and unenforceable as to that claim(s) and no arbitration of a Class Action will be allowed as to that claim(s).

ARTICLE XIII
General Provisions

13.1
Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Additionally, the Committee will not make payments to an alternate payee under the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

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13.2
No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

13.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

13.4
Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan pursuant to Article XII of this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

PROTECTIVE LIFE CORPORATION
2801 HIGHWAY 280 SOUTH
BIRMINGHAM, AL  35223
ATTN: HUMAN RESOURCES

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.6
Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.7
Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored. If the Committee is unable to locate the Participant or Beneficiary after five years of the date payment is scheduled to be made, provided that a Participant’s Account shall not be credited with Earnings following the first anniversary of such date on which payment is to be made and further provided, however,

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that such benefit shall be reinstated, without further adjustment for interest, if a valid claim is made by or on behalf of the Participant or Beneficiary for all or part of the forfeited benefit.

13.8
Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

13.9	Governing Law. To the extent not preempted by ERISA, the laws of the State of Delaware shall govern the construction and administration of the Plan.

13.10
Compliance With Code Section 409A; No Guarantee. This Plan is intended to be administered in compliance with Code Section 409A and each provision of the Plan shall be interpreted consistent with Code Section 409A. Although intended to comply with Code Section 409A, this Plan shall not constitute a guarantee to any Participant or Beneficiary that the Plan in form or in operation will result in the deferral of federal or state income tax liabilities or that the Participant or Beneficiary will not be subject to the additional taxes imposed under Code Section 409A. No Employer shall have any legal obligation to a Participant with respect to taxes imposed under Code Section 409A.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 7th day of February, 2019, to be effective as of the Effective Date.

Protective Life Corporation

_____________________________________________ (Signature)
By: Richard J. Bielen
Its: President & Chief Executive Officer

Exhibit A

Pre-2005 Plan Documents

Protective Life Corporation Deferred Compensation Plan for Officers
(effective as of November 4, 2002 and amended through October 3, 2004)

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and the

Summary of the Deferred Compensation Plan for Officers
(effective as of November 29, 2004)

(each attached)

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A-1

Exhibit B

Participating Employers

Protective Life Insurance Company
First Protective Insurance Group, Inc.
ProEquities, Inc.
Western Diversified Services, Inc.
Protective Property & Casualty Insurance Company

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B-1